AMERICASBANK CORP.
                                                CONTACT:    MARK H. ANDERS
                                                PHONE:      443-921-0804
                                                WEBSITE:    WWW.AMERICASBANK.COM


                AMERICASBANK EXPANDS LOAN PRODUCTION IN FREDERICK

TOWSON, Md. (July 18, 2006) --AmericasBank Corp. (NASDAQ: AMAB), the parent company of AmericasBank, today announced the expansion of its commercial and residential mortgage loan production in central Maryland with the addition of four loan origination officers and a loan production office in Frederick, MD. AmericasBank has leased space at 100 North Court Street in Frederick's historic district.

"We like the opportunities we see in central Maryland, nearby West Virginia and south central Pennsylvania and this office will give us an opportunity to assess these markets from a banking center perspective," commented Mark H. Anders, President and CEO of AmericasBank. AmericasBank raised an additional $11 million in capital in a public offering in March 2006 and plans to expand by opening three to five banking offices in selected business and government centers in the greater Baltimore-Washington corridor and central Maryland.

ABOUT AMERICASBANK CORP.
AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding AmericasBank Corp.'s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the risk that AmericasBank Corp. may continue to incur losses; the possible loss of key personnel; the inability to successfully implement strategic initiatives; risk of changes in interest rates, deposit flows and loan demand; risks associated with AmericasBank's lending limit; risks associated with the lack of a credit facility; risk associated with having a large percentage of residential real estate loans secured by investment properties; risk of an industry concentration with respect to deposits; risk of credit losses; risks associated with residential mortgage lending, including acting as a correspondent lender; risk associated with a slowdown in the housing market or high interest rates; the allowance for loan and lease losses may not be sufficient; operational risks of the leasing companies to which AmericasBank has extended credit in connection with the lease portfolio; dependence on third party vendors; risk of insufficient capital; risk of possible future regulatory action as a result of past violations of the Real Estate Settlement Procedures Act; as well as changes in economic, competitive, governmental, regulatory, technological and other factors that may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp's filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov